November 28, 2012

Buffalo Funds
5420 West 61st Place
Shawnee Mission, Kansas  66205

RE:  Buffalo Dividend Focus Fund

Ladies and Gentlemen:

We have acted as your counsel in connection with the sale by you of an unlimited number of shares (the “Shares”) of beneficial interest, without par value, of the Buffalo Dividend Focus Fund (the “Fund”), a series of Buffalo Funds (the “Trust”), in the manner set forth in Post-Effective Amendment No. 37 to the Trust’s Registration Statement on Form N-1A (the “Registration Statement”).

In connection with this opinion, we have examined:  (a) the Registration Statement (and the Fund’s prospectus included therein), (b) the Trust’s Agreement and Declaration of Trust and By-Laws, (c) certain resolutions of the Trust’s Board of Trustees, and (d) such other proceedings, documents and records we have deemed necessary to render this opinion.

Based upon the foregoing, we are of the opinion that the Shares, once sold as contemplated in the Registration Statement, will be duly authorized and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ GODFREY & KAHN, S.C.

GODFREY & KAHN, S.C.